FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President and Chief Executive Officer
(708) 687-7400

AJS BANCORP, INC.
ANNOUNCES CLOSING OF REORGANIZATION AND STOCK OFFERING

Midlothian, Illinois, October 9, 2013  – AJS Bancorp, Inc. (OTCBB: AJSB), announced today that it has completed the conversion and reorganization pursuant to which AJS Bancorp, MHC has converted to the stock holding company form of organization.  AJS Bancorp, Inc., a Maryland corporation (“New AJS Bancorp”) and the new stock holding company for A.J. Smith Federal Savings Bank, has sold 1,406,677 shares of common stock at $10.00 per share, for gross offering proceeds of $14.1 million in its stock offering.

Concurrent with the completion of the offering, shares of common stock of AJS Bancorp, Inc., a Federal corporation (“Old AJS Bancorp”) owned by the public have been exchanged for shares of New AJS Bancorp’s common stock so that Old AJS Bancorp’s existing stockholders now own the same percentage of New AJS Bancorp’s common stock as they owned of Old AJS Bancorp’s common stock immediately prior to the conversion.  Stockholders of Old AJS Bancorp will receive 1.1460 shares of New AJS Bancorp’s common stock for each share of Old AJS Bancorp’s common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, New AJS Bancorp has approximately 2,313,613 shares outstanding.

The shares of common stock sold in the offering and issued in the exchange are expected to begin being quoted on the OTC Bulletin Board on October 10, 2013 under the trading symbol “AJSBD” for a period of 20 trading days and will thereafter trade as “AJSB.”

Stock certificates reflecting the shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 9, 2013.  Stockholders of Old AJS Bancorp holding shares in street name will automatically receive shares of New AJS Bancorp common stock and cash in lieu of fractional shares within their accounts.  Stockholders of Old AJS Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about October 15, 2013. After submitting their stock certificates and a properly completed letter of transmittal to New AJS Bancorp’s transfer agent, stockholders will receive stock certificates reflecting their shares of New AJS Bancorp common stock and will receive cash in lieu of fractional shares.

Subscribers can confirm their stock allocations by contacting the AJS Bancorp Stock Information Center at (877) 643-8198 (toll free).  The Stock Information Center is open Monday-Friday from 10:00 a.m. until 4:00 p.m., Central Time.   Alternatively, subscribers may confirm allocations online, at https://allocations.kbw.com.

Keefe, Bruyette & Woods, Inc. served as financial advisor to Old AJS Bancorp and New AJS Bancorp in connection with the transaction.  Luse Gorman Pomerenk & Schick, P.C. served as legal counsel to Old AJS Bancorp and New AJS Bancorp.

AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branch offices in Orland Park, Illinois. At June 30, 2013, AJS Bancorp, Inc. had $216.2 million in total assets.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.